UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)

OF THE SECURITIES EXCHANGE ACT OF 1934

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HUAYUE ELECTRONICS, INC.

(Name of Registrant As Specified In Its Charter)

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HUAYUE ELECTRONICS, INC.

475 Park Avenue South, 30th Floor

New York, New York 10016

Telephone: 212-401-6181

NOTICE OF ACTION BY WRITTEN CONSENT OF THE MAJORITY STOCKHOLDERS

Dear Stockholders:

We are writing to advise you that our board of directors and the holders of a majority of our outstanding voting securities have approved a Certificate of Amendment to our Certificate of Incorporation to:

•	change our corporate name to Tarsier Ltd.;

•	increase the number of authorized shares of our common stock from 60,000,000 shares to 150,000,000 shares; and

•	increase the number of authorized shares of our preferred stock from 1,000,000 shares to 10,000,000 shares.

The proposed changes to our authorized capital stock were approved by our board of directors on June 12, 2015 and the proposed change of our corporate name was approved by our board of directors on July 27, 2015. In addition, the holders of a majority of our outstanding common stock approved these actions on June 12, 2015 by written consent in lieu of a meeting in accordance with the applicable sections of the Delaware General Corporation Law.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

No action is required by you. We have enclosed our information statement, our Annual Reports on Form 10-K for the fiscal years ended May 31, 2014 and 2015, as amended, and our Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 2014 and 2015, November 30, 2014 and February 28, 2015. The accompanying information statement and periodic reports are furnished only to inform our stockholders of the actions described above before they take place in accordance with Rule 14c-2 of the Securities Exchange Act of 1934. This information statement and the accompanying periodic reports are first mailed to you on or about November 13, 2015.

For the Board of Directors

By:	/s/ Isaac H. Sutton
Isaac H. Sutton
Chief Executive Officer

HUAYUE ELECTRONICS, INC.

475 Park Avenue South, 30th Floor

New York, New York 10016

Telephone: 212-401-6181

INFORMATION STATEMENT REGARDING ACTION TAKEN BY WRITTEN CONSENT OF THE

MAJORITY STOCKHOLDERS IN LIEU OF A SPECIAL MEETING

WE ARE NOT ASKING YOU FOR A PROXY,

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

General

This information statement is being furnished to all the common stockholders of Huayue Electronics, Inc., a Delaware corporation, in connection with the action taken by written consent of the holders of the majority of our outstanding voting securities in lieu of a meeting which authorized the Certificate of Amendment to our Certificate of Incorporation (the “Amendment”). The Amendment will:

•	change our corporate name to Tarsier Ltd. (the “Name Change”);

•	increase the number of authorized shares of our common stock from 60,000,000 shares to 150,000,000 shares (the “Common Stock Increase”); and

•	increased the number of authorized shares of our preferred stock from 1,000,000 shares to 10,000,000 shares (the “Preferred Stock Increase”).

We sometimes refer to the Name Change, Common Stock Increase and the Preferred Stock Increase as the “Corporate Actions.” A copy of the form of the Amendment is attached as Appendix A to this information statement.

On June 12, 2014, our board of directors approved the Common Stock Increase and the Preferred Stock Increase and on July 27, 2015, our board of directors approved the Name Change. In addition, on June 12, 2015, the following stockholders, who collectively own an aggregate of 17,614,186 shares of our common stock, or approximately 51% of our outstanding common stock, executed a written stockholders agreement pursuant to which, among other agreements, such stockholders consented to and approved the Common Stock Increase and the Preferred Stock Increase and approved a change in our corporate name to such name as our board of directors subsequently approved.

Name	Number of Shares Beneficially Owned	Percentage of Outstanding Shares
Shudong Pan	10,809,000	31.49%
Sutton Global Associates Inc.	3,000,000	8.74
Xinmei Li	2,270,370	6.61
Kuanlian Peng	520,000	1.51
Hao Wang	450,000	1.31
Shurong Li	305,000	0.89
Jianxia Li	259,816	0.76
	17,614,186	51.31%

Each of such stockholders was a member of our board of directors or of our management team or was an affiliate or a close personal or business acquaintance of one of such persons.

The elimination of the need for a meeting of stockholders to approve this action is made possible by Section 228 of the Delaware General Corporation Law, which provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a meeting. In order to eliminate the costs involved in holding a special meeting, our board of directors voted to utilize the written consent of the holders of a majority of our outstanding voting securities.

Pursuant to Section 228 of the Delaware General Corporation Law, we are required to provide prompt notice of the taking of the corporate action without a meeting of stockholders to all stockholders who did not consent in writing to such action. This information statement serves as this notice. This information statement is first being mailed on or about November 13, 2015 to stockholders of record as of November 9, 2015, and is being delivered to inform you of the corporate action described herein before it takes effect in accordance with Rule 14c-2 of the Securities Exchange Act of 1934. No dissenter’s rights are afforded to our stockholders under Delaware law as a result of the adoption of the Amendment.

The entire cost of furnishing this information statement will be borne by us. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this information statement to the beneficial owners of our voting securities held of record by them and we will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

Recent Developments Relating to the Amendment

In late 2012, our board of directors and management team refocused our business operations by entering the business of producing and selling high-frequency induction lights. In late fiscal 2012, we introduced our line of LED products, which expanded our target market from the government/commercial market we targeted with induction lighting to include the retail and home office market for which LED lighting is most appropriate. In fiscal 2014, LED products produced most of our lighting revenues.

In February 2015, our then Chairman of the Board and Chief Executive Officer, Shodung Pan, was introduced to Issac H. Sutton, our current Chief Executive Officer and a director of our company, who was an independent consultant in the lighting industry at such time. During the week of March 9, 2015, Messrs. Pan and Sutton met on several occasions at our former corporate offices in Changzhou, Jiangsu Province, The People’s Republic of China. In those meetings, Messrs. Pan and Sutton discussed the potential to expand the global footprint of our LED lighting business and the potential to add other innovative, energy-saving products and services to our existing lines of business, including potentially

•	state-of-the-art, energy-saving, highly-intelligent street light networks that are capable of providing a city’s control center with real-time video and other critical monitoring information;

•	providing energy audits;

•	reselling electricity and gas in deregulated markets in the United States; and

•	managing energy demand response and battery storage through proprietary software.

There can be no assurance that we will add any of such additional products or services to our existing product and service offerings or that, if we do, such new products or services will be successful. There were also discussions regarding the possibility of Mr. Sutton joining our board of directors and our management team.

A description of our current and planned business operations is set forth under the caption “Item 1. Business” in our Annual Report on Form 10-K for the year ended May 31, 2015, which is incorporated by reference into this information statement and a copy of which has been enclosed with this information statement.  In addition, information regarding our assets and liabilities at May 31, 2015 and August 31, 2015 is set forth in our financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended May 31, 2015 and our Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2015, which are incorporated by reference into this information statement and copies of which have been enclosed with this information statement.

Acquisition of Interest in SavWatt Kazakhstan Ltd.

On April 27, 2015, we entered into and consummated a partnership interest purchase agreement with Sutton Global Associates, Inc., a Nevada corporation controlled by Mr. Sutton (“Sutton Global”), pursuant to which we acquired from Sutton Global partnership interests in SavWatt Kazakhstan Ltd., a limited liability partnership organized under the laws of Kazakhstan (“SavWatt Kazakhstan”), representing 51% of the outstanding partnership interests of SavWatt Kazakhstan, in consideration of the issuance to Sutton Global of 3,000,000 shares of our common stock. SavWatt Kazakhstan was formed by Sutton Global on April 8, 2015 to engage in the business of manufacturing and distributing energy efficient products in Kazakhstan and other Eastern European countries.

It is contemplated that SavWatt Kazakhstan will open an LED lighting assembly plant in Kazakhstan that, in cooperation with industry partners, will participate in local government tenders for LED street lights that have been earmarked to encourage the creation of technology-related employment opportunities and the development of new technologies within Kazakhstan.

Divestiture of Changzhou Huayue Electronic Co., Ltd.

On June 12, 2015, we entered into and consummated a stock purchase agreement with Mr. Shudang Pan, our Chairman of the Board and the Chief Executive Officer of our principal operating subsidiary, Changzhou Huayue Electronic Co., Ltd., a company organized under the laws of, and located in, The Peoples Republic of China (“Changzhou Huayue”), pursuant to which we sold to Mr. Pan 100% of the capital stock of our wholly-owned subsidiary, China Metal Holding Inc., a Delaware corporation and the owner of 100% of the capital stock of Changzhou Huayue, in consideration of the sale and transfer by Mr. Pan to our company of 10,000,000 shares of our common stock. At the time of the sale, the business and assets of Changzhou Huayue constituted substantially all of the business and assets of our company, other than the recently-acquired SavWatt Kazakhstan.

In connection with our sale of Changzhou Huayue, on June 12, 2015, we entered into a stockholders agreement (the “Stockholders Agreement”) with the Consenting Stockholders pursuant to which such stockholders agreed (i) not to sell, transfer, pledge or otherwise dispose of any shares of common stock of the Company, except under certain limited circumstances primarily involving transfers for estate planning purposes, prior to June 1, 2016, (ii) during the two-year period ending on June 11, 2017, to elect two persons to our board of directors as representatives of such stockholders, which persons were initially Dr. YunZhong Wu and Ms. Yile Lisa Pan, the daughter of Shudang Pan, (iii) that we shall not cause a reverse or forward split of our common stock, or enter into any kind of other similar arrangement with respect to our common stock, without the unanimous consent of the full board of directors, and (iv) that we shall not issue any of our equity securities or enter into any management agreement, consulting agreement, employment agreement or other agreement for the provision of services with a senior executive or any senior management of our company without the approval of a majority of the directors then serving on the full board of directors.

In addition, in the Stockholders Agreement the Consenting Stockholders consented to, among other matters, our sale to Mr. Pan of China Metal Holding Inc. and Changzhou Huayue on the terms described above and the Corporate Actions.

Prior to consummating our sale of Changzhou Huayue, we failed to provide our stockholders with an information statement in compliance with the provisions of Sections 14(c) of the Securities Exchange Act of 1934, as amended, which would have provided our stockholders information prior to such sale regarding, among other things, the terms of such transaction and would have included certain financial information regarding Changzhou Huayue and pro forma financial information relating to our company after giving effect to such sale. In general, under U.S. federal securities laws, our failure to comply with the provisions of the Securities Exchange Act of 1934 may give rise to claims for damages by our stockholders. While we have not received any claims that we have violated any federal securities laws, and while based upon current facts known to us at this time, we do not believe that assertion of such claims by any of our current or former stockholders is probable, there can be no assurance that any such claims will not arise in the future. Should any such claims arise, we can give no assurance that the claimant in such action will not prevail. Depending upon the magnitude of any judgment that may be entered against us in any such action, our cash flow, financial condition and prospects could be materially and adversely affected.

Changes on our Board of Directors and Executive Officers

In connection with our acquisition of a controlling interest in SavWatt Kazakhstan, on April 27, 2015, we appointed Mr. Sutton to our board of directors to fill a vacancy on our board. In addition, our board of directors appointed Mr. Sutton as our Chief Executive Officer and Secretary. Biographical information relating to Mr. Sutton is set forth below.

Immediately prior to such appointments, Shudong Pan, Han Zhou and Qing Biao resigned as Chief Executive Officer, Chief Financial Officer and Secretary, respectively, of our company. Mr. Pan and Mr. Zhou continued as Chief Executive Officer and Chief Financial Officer, respectively, of Changzhou Huayue.

Mr. Sutton, age 61, has been an international entrepreneur for over 40 years focusing on emerging markets and technologies. During such period, Mr. Sutton has conducted business in many countries, including Taiwan, Korea, the Philippines, Poland and Uzbekistan. Mr. Sutton has extensive experience in a variety of industries, including marketing, import and export, electronics, telecommunications, information technology and capital markets. He has served as a founding member and executive officer of numerous ventures over such period, in addition to GoCOM, which he founded in June 2011 and has since served as its chief executive officer, including SavWatt USA Inc., a supplier of LED bulbs, for which he was the chief executive officer from March 2010 to December 2012, GoIP Global Inc., a provider of a text messaging platform, for which he was the chief executive officer from 2006 to 2010 and Starinvest Group, Inc., a business development company, for which he was the chief executive officer from 1997 to 2006. Mr. Sutton holds a Bachelor's Degree in Business Administration from Pace University.

Since 2012, Mr. Sutton has been Chief Executive Officer of GoCOM Corporation, a provider of energy supply to commercial and residential customers in the State of New York (“GoCOM”). Mr. Sutton will continue to serve as Chief Executive Officer of GoCOM, and pursuant to an employment agreement entered into with our company, will be able to devote up to 30% of his business time working in such capacity. In connection with Mr. Sutton’s appointment to our board of directors and as our Chief Executive Officer, we also entered into a non-binding letter agreement with GoCOM pursuant to which the parties set forth their intentions to negotiate a proposed business combination transaction. We never entered into an agreement for such a business combination; however, in September 2015, we entered into an agreement with GoCOM to acquire all of the limited liability company interests of GoCOM’s wholly-owned subsidiary, BlueCo Energy LLC, as described below.

In connection with our divestiture of Changzhou Huayue, on June 12, 2015, Mr. Shudang Pan and his wife, Ms. Xinmei Li, resigned from our board of directors and, pursuant to the terms of the Stockholders Agreement, we appointed Dr. YunZhong Wu and Ms. Yile Lisa Pan, the daughter of Shudang Pan and Xinmei Li, to our board of directors to fill vacancies on the board created by the resignations of Mr. Pan and Ms. Li. Each of Dr. Wu and Ms. Pan will serve on our board of directors until the next meeting of our stockholders at which directors are elected, at which time each of such directors is expected to stand for re-election. Biographical information Dr. Wu and Ms. Pan are set forth below.

Dr. Wu, age 46, has for more than the past five years been a senior professor in structural materials at Dalian Maritime University in Dalian, Liaoning Province, The People’s Republic of China. Dr. Wu has published numerous academic articles and technical papers in a number of international publications, has headed approximately ten national level research projects in China and has been awarded seven Chinese national or provincial scientific research achievements. Dr. Wu received a masters in business administration from Macao University in Macao, China and a Doctorate in Transportation from Dalian Maritime University.

Ms. Pan, age 26, has, since March 2014, been a Deputy General Manager of Changzhou Wujin Hengtong Metal Co. Ltd. and, from June 2011 to March 2013, was a Deputy General Manager of Changzhou Huayue Electronic Co. Ltd., one of our subsidiaries at that time. In 2011, Ms. Pan received a Bachelor degree from Simon Fraser University in Canada.

Proposed Acquisition of BlueCo Energy LLC

On September 10, 2015, we entered into an agreement with GoCOM to acquire from GoCOM 100% of the limited liability interests of BlueCo Energy LLC, a New York energy savings company (ESCO) that has historically served approximately 5,000 customers within New York state (“BlueCo”), in consideration of our issuance to GoCOM of an aggregate of 20,000,000 shares of our common stock. GoCOM is majority-owned and controlled by our Chief Executive Officer, Issac H. Sutton, and Mr. Sutton also serves as the Chief Executive Officer of GoCOM. While our board of directors and the board of directors of GoCOM have approved the terms of our proposed acquisition of BlueCo, Mr. Sutton negotiated the terms of the proposed acquisition on behalf of our company and of GoCOM and presented such terms for the approval of each board of directors. The consummation of our proposed acquisition of BlueCo is subject to certain closing conditions, including the satisfactory settlement by BlueCo of a dispute with its primary lender. Accordingly, there can be no assurance that we will be able to successfully consummate such acquisition, or if such closing conditions are ultimately satisfied, of the timing thereof.

BlueCo was formed and commenced operations in its current line of business in mid-2006.  A summary description of the current business operations of BlueCo is set forth under the caption “Item 1. Business” in our Annual Report on Form 10-K for the year ended May 31, 2015, which is incorporated by reference into this information statement and a copy of which has been enclosed with this information statement.  For the years ended December 31, 2013 and 2014 and the six-month periods ended June 30, 2014 and 2015, BlueCo had unaudited revenues of approximately $12.2 million, $12.0 million, $4.4 million and $4.4 million, respectively.

Our proposed acquisition of BlueCo has been approved by our board of directors and, under applicable state law, does not require the approval or consent of our stockholder. In addition, our consummation of the acquisition of BlueCo is not contingent on the filing of the Amendment as we have a sufficient number of authorized but unissued shares of our common stock available to consummate the acquisition of BlueCo without our consummation of the Corporate Actions, including the Common Stock Increase.

The Amendment

When effective, the Amendment will amend our Certificate of Incorporation to effect:

•	the Name Change;

•	the Common Stock Increase; and

•	the Preferred Stock Increase.

The Name Change

The Amendment will change our corporate name from Huayue Electronics, Inc. to Tarsier Ltd. Our board of directors determined to change our corporate name as part of the reorganization of our principal businesses and of our overall corporate rebranding.

As discussed above, in June 2015, we sold to our former Chairman of the Board, Chief Executive Officer and President and our majority stockholder our principal operating subsidiary, Changzhou Huayue Electronic Co., Ltd., a company organized under the laws of, and located in, The Peoples Republic of China, as part of our effort to reposition our company as an innovation leader in the energy sector.  In connection with such sale, we changed the compositions of both our board of directors and or senior management team as discussed above. In addition, as discussed above, in April 2015, we acquired a 51% ownership interest in SavWatt Kazakhstan and in September 2015, we executed a purchase agreement to acquire 100% of the equity interests of BlueCo. Our goals are to improve lives by  combining technology and creativity to help bring energy efficiency into homes and cities around the world and to create products and provide services that help to decrease the negative impact that global energy requirements have on our natural resources.  We believe the word mark “Tarsier,” which stems from the name of a small  primate indigenous to the Islands of Southeast Asia that has superior eyesight, better expresses our goals of seeing innovation and opportunity in the energy sector where others cannot.  The Name Change will not have any immediate material effect on our business, operations, reporting requirements or stock price. Stockholders will not be required to immediately have new stock certificates reflecting the Name Change. New stock certificates will be issued in due course as old certificates are tendered to our transfer agent in connection with transfers or exchanges.

The Common Stock Increase

The Amendment will increase the number of authorized shares of our common stock from 60,000,000 shares to 150,000,000 shares. At September 30, 2015, we had 24,325,241 shares of our common stock issued and outstanding, and 20,000,000 shares of common stock reserved for issuance upon consummation of our proposed acquisition of BlueCo. At such date, we were also contractually obligated to issue to certain consultants to our company stock purchase options or warrants to purchase an aggregate of up to 5,000,000 shares of common stock, subject to the prior authorization of such stock purchase options or warrants by our board of directors. The additional authorized shares of common stock to be available as a result of the Common Stock Increase will have rights identical to our currently outstanding common stock. The Common Stock Increase will not change the par value of our common stock. Our stockholders have no preemptive rights to subscribe for additional shares of common stock when issued, which means that current stockholders do not have a prior right to purchase any newly-issued shares in order to maintain their proportionate ownership of our common stock.

The Preferred Stock Increase

 The Amendment also will increase the number of authorized shares of our preferred stock from 1,000,000 shares to 10,000,000 shares.  At September 30, 2015, no shares of our preferred stock were issued or outstanding.  The additional authorized shares of preferred stock to be available as a result of the Preferred Stock Increase may be issued from time to time in one or more series.  Our board of directors  is authorized to fix by resolution as to any series the designation and number of shares of the series, the voting rights, the dividend rights, the redemption price, the amount payable upon liquidation or dissolution, the conversion rights, and any other designations, preferences or special rights or restrictions as may be permitted by law. Unless the nature of a particular transaction and the rules of law applicable thereto require such approval, our board of directors has the authority to issue these shares of preferred stock without stockholder approval.  Our board of directors has not yet designated any shares of preferred stock as a series of preferred stock.

Reasons for the Common Stock Increase and Preferred Stock Increase

The purpose of the proposed increase in authorized share capital is to make available additional shares of our common stock  and preferred stock for issuance for general corporate purposes without the requirement of further action by our stockholders. Our board of directors and majority stockholders believe we will need additional authorized shares of common stock in connection with equity financings, potential acquisitions of other companies or businesses, establishing employee or director equity compensation plans or arrangements or for other general corporate purposes, particularly if we are able to consummate our proposed acquisition of BlueCo. If we complete our proposed acquisition of BlueCo on the current terms, we will have only 15,674,759 remaining authorized but unissued shares of common stock available for such purposes. There is currently no agreement or arrangement with respect to any of the foregoing, except for our proposed acquisition of BlueCo, for which acquisition we currently have a sufficient number of authorized shares of common stock. Increasing the authorized number of shares of our common stock will provide us with greater flexibility and allow the issuance of additional shares of common stock in most cases without the expense or delay of seeking further approval from the stockholders.

In addition, our current Certificate of Incorporation authorizes our company to issue only 1,000,000 shares of preferred stock. Our board of directors  and the holders of a majority of the issued and outstanding shares of our common stock have determined that having additional shares of preferred stock would facilitate corporate financing and other plans of our company, which are intended to foster our growth and flexibility. After the effective date of the Amendment, the additional authorized shares of preferred stock can be issued by our board of directors without further stockholder approval, in one or more series, and with such dividend rates and rights, liquidation preferences, voting rights, conversion rights, rights and terms of redemption and other rights, preferences, and privileges as determined by our board of directors. That is the reason the preferred stock is typically referred to as “blank check preferred stock.” Our board of directors believes that the complexity of modern business financing and possible future transactions require greater flexibility in our capital structure than currently exists. Our board of directors is permitted to issue preferred stock from time to time for any proper corporate purpose, including acquisitions of other businesses or properties and the raising of additional capital. Shares of preferred stock can be issued publicly or privately, in one or more series that can rank senior to our common stock with respect to dividends and liquidation rights.  There are no present plans, understandings or agreements for, and we are not engaged in any negotiations that will involve, the issuance of shares of our preferred stock.

Overall Impact of the Amendment

Our authorized but unissued common stock or preferred stock may be issued at the direction of our board of directors at such times, in such amounts and upon such terms as our board of directors may determine, without further approval of our stockholders unless, in any instance, such approval is expressly required by law. Both the Common Stock Increase and the Preferred Stock Increase will provide us with the ability to issue such additional shares of common stock or preferred stock for a variety of corporate purposes, including debt or equity capital raising transactions, acquisitions or other business development efforts, or other proper corporate purposes. Our board of directors reviews and evaluates potential capital raising activities, transactions and other corporate actions on an ongoing basis to determine if such actions would be in the best interests of our company and our stockholders. The resulting increase in the number of authorized shares of common stock and preferred stock as a result of the Common Stock Increase and the Preferred Stock Increase may affect the rights of existing holders of common shares to the extent that future issuances of common or preferred shares reduce each existing stockholder’s proportionate ownership and voting rights in our company. In addition, possible dilution caused by future issuances of common or preferred shares could be accompanied by a decline in the market price of our shares, assuming a market for our common stock continues, of which there is no assurance.

The additional shares of common stock and preferred stock that will be available for issuance following the effective date of the Amendment could have material anti-takeover consequences, including the ability of our board of directors to issue additional common or preferred shares without additional stockholder approval because unissued common stock or preferred stock can be issued by our board of directors in circumstances that may have the effect of delaying, deterring or preventing takeover bids. For example, without further stockholder approval, our board of directors could strategically sell common shares in a private transaction to purchasers who would oppose a takeover. In addition, because stockholders do not have preemptive rights under our Certificate of Incorporation, the rights of existing stockholders may (depending on the particular circumstances in which the additional common shares are issued) be diluted by any such issuance and increase the potential cost to acquire control of our company. In proposing the Amendment, our board of directors was not motivated by the threat of any attempt to accumulate shares or otherwise gain control of our company. However, stockholders should nevertheless be aware that approval of the Amendment could facilitate our efforts to deter or prevent changes of control in the future. Other than as set forth herein, there are currently no plans, agreements, arrangements or understandings for the issuance of additional shares of common stock or preferred stock. Our board of directors does not intend to issue any additional common or preferred shares except on terms that it deems to be in the best interest of our company and our stockholders. It is not anticipated that our financial condition, the percentage ownership of management, the number of stockholders, or any aspect of our business will materially change as a result of the Amendment.

No Dissenter’s Rights

Under Delaware law stockholders are not entitled to dissenter’s rights of appraisal with respect to the Amendment.

How the Amendment will be Enacted

The Corporate Actions will be effected by the filing of the Amendment with the Secretary of State of Delaware. The Amendment will specify the effective date of December 4, 2015 (the “Effective Date”), which is 20 days after this information statement was first mailed to our stockholders. The Corporate Actions will occur on the Effective Date without any further action on the part of our stockholders.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS

AND FIVE PERCENT STOCKHOLDERS

The following table contains information regarding record ownership of our common stock as of September 30, 2015 held by:

•	persons who own beneficially more than 5% of the outstanding common stock,

•	our directors,

•	our executive officers, and

•	all of our directors and officers as a group.

A person is deemed to be the beneficial owner of securities that can be acquired by such a person within 60 days from September 30, 2015, upon exercise of options, warrants or convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such a person (but not those held by any other person) and are exercisable within 60 days from that date have been exercised.

In the table below, the percentage of beneficial ownership of our common stock is based on 24,325,241 shares of our common stock outstanding as of September 30, 2015.  Unless otherwise indicated, the address of each of the listed beneficial owners identified is in care of Huayue Electronics, Inc., 475 Park Avenue South, 30th Floor, New York, New York 10016.

	Amount and Nature of	Percentage of
Beneficial Owner	Beneficial Ownership (1)	Class
Sutton Global Associates Inc. (2)	3,000,000	12.3%
Isaac H. Sutton (2)	3,000,000	12.3%
Shudong Pan / Ximmei Li (3)	3,079,370	12.7%
Huaking Zhou (4)	4,722,153	19.4%
Yunzhoung Wu	322,000	1.3%
Yile Lisa Pan	-	0.0%
Miller Mays III	-	0.0%
Randall Satin	-	0.0%
All officers and directors as a group (5 persons)	3,322,000	13.7%

(1)	Except as otherwise noted, all shares are owned of record and beneficially.

(2)	Represents shares owned by Sutton Global Associates, Inc., which is controlled by Isaac H. Sutton, our Chief Executive Officer.

(3)	Shudong Pan and Xinmei Liare married to each other. Accordingly, each is a beneficial owner of shares owned of record by the other. Their record ownership is: Shudong Pan - 809,000; Li Xinmei -2,270,370. The shares owned by Shudong Pan and Xinmei Li are restricted by the terms of the Entrusted Management Agreement dated September 2, 2011.

(4)	Includes 2,000,000 shares owned of record by Moutasia Capital Opportunity Fund, LLC, over which Mr. Zhou exercises voting and dispositional control, 1,472,153, shares owned of record by Mr. Zhou’s spouse, Xiaojin Wang, and 600,000, 450,000 and 200,000 shares owned by Ying Wang, Hao Wang and Ian Wang, respectively, over which Mr. Zhou exercises voting and dispositional control.

INFORMATION INCORPORATED BY REFERENCE

The following documents, as filed with the SEC by our company, are incorporated herein by reference:

(1)	Our Annual Report on Form 10-K for the fiscal year ended May 31, 2014;

(2)	Our Annual Report on Form 10-K for the fiscal year ended May 31, 2015, as amended by Amendment No. 1 thereto on Form 10-K/A; and

(3)	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 2014 and 2015, November 30, 2014 and February 28, 2015.

A copy of each such report has been sent to you with this information statement.  You may request an additional copy of these filings, at no cost, by writing our Corporate Secretary at Huayue Electronics, Inc., 475 Park Avenue South, 30th Floor, New York, New York  10016, or telephoning our company at (212) 401-6181. Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this Information Statement (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to such previous statement. Any statement so modified or superseded will not be deemed a part of this Information Statement except as so modified or superseded.

WHERE YOU CAN FIND MORE INFORMATION

This information statement refers to certain documents that are not presented herein or delivered herewith. Such documents are available to any person, including any beneficial owner of our shares, to whom this information statement is delivered upon oral or written request, without charge. Requests for such documents should be directed to our Corporate Secretary at Huayue Electronics, Inc., 475 Park Avenue South, 30th Floor, New York, New York 10016.

We file annual and special reports and other information with the SEC. Certain of our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room Office

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities.

HUAYUE ELECTRONICS, INC.

Dated: November 13, 2015	By:	/s/ Isaac H. Sutton
Isaac H. Sutton
Chief Executive Officer

Appendix A

CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF INCORPORATION

OF

HUAYUE ELECTRONICS, INC.

(A Delaware Corporation)

Pursuant to Section 242 of the Delaware General Corporation Law, the undersigned, being the Chief Executive Officer of Huayue Electronics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify that the following resolutions were adopted by the Corporation’s Board of Directors and its stockholders as hereinafter described:

RESOLVED: That Article FIRST of the Certificate of Incorporation, as amended, of this Corporation is hereby amended by deleting the paragraph in its entirety and replacing it with the following:

The name of the Corporation is Tarsier Ltd.

RESOLVED: That Article FOURTH of the Certificate of Incorporation, as amended, of this Corporation is hereby deleted in its entirety and placed with the following:

This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that this corporation is authorized to issue is one hundred sixty million (160,000,000) shares. One hundred fifty million (150,000,000) shares shall be Common Stock, each with a par value of $0.001 per share, and ten million (10,000,000) shares shall be Preferred Stock, each with a par value of $0.001 per share. The Board of Directors, subject to the limitations prescribed by law and the provisions of this Article FOURTH, may provide by resolution or resolutions for the issuance of the shares of Preferred Stock in one or more series, and by the filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares included in any such series, and to fix the designation, powers, preferences and rights of any such series and the qualifications, limitations or restrictions thereof.

FURTHER RESOLVED: That the effective date of this Certificate of Amendment shall be December 4, 2015.

The foregoing resolutions and this Certificate of Amendment were adopted by the Board of Directors of the Corporation pursuant to a written consent of the directors of the Corporation dated July 15, 2015 in accordance with Section 141 of the Delaware General Corporation Law, and by the written consent of holders of a majority of the outstanding shares of the Corporation’s voting stock on June 12, 2015 in accordance with Section 228 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of this Corporation, has executed this Certificate of Amendment to the Corporation’s Certificate of Incorporation, as amended, as of December  __, 2015.

HUAYUE ELECTRONICS, INC.

By:
Isaac H. Sutton
Chief Executive Officer